CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Stuart King Capital Corp.

As independent registered public accountants, we hereby consent to the use of our audit report dated April 29, 2015, with respect to the financial statements of Stuart King Capital Corp. in its Second Post Effective Amendment to Form S-1 relating to the registration of 1,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

Edina, Minnesota

August 4, 2015

5201 Eden Avenue

Suite 300

Edina, MN  55436

630.277.2330